CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-251236 and 333-253944 on Form S-8 of our report dated June 25, 2021, relating to the consolidated financial statements of C3.ai, Inc. and subsidiaries appearing in this Annual Report on Form 10-K for the year ended April 30, 2021.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
June 25, 2021